Exhibit 99.1

CONTACT:
InvestorRelations@getcosi.com

Così, Inc. Reports Fiscal 2016 Second Quarter Financial Results

Boston, MA - August 11, 2016 - Cosi, Inc. (NASDAQ:COSI), today reported 2016 second quarter results for the period ended June 27, 2016. For the 2016 second quarter the Company reported a net loss of ($3.1) million, or ($0.07) per diluted share, compared to ($3.9) million, or ($0.08) per diluted share, in the 2015 second quarter.

2016 Second Quarter Revenue Highlights:

•	Total revenues for the 2016 second quarter of $22.8 million decreased $1.6 million, or 7.0%, when compared to the 2015 second quarter.
•
Company-owned restaurant net sales for the 2016 second quarter of $22.3 million decreased $1.7 million, or 7.1%, when compared to the 2015 second quarter due to a decrease in net sales in our comparable restaurant base of 4.1%, or approximately $0.7 million, a decrease in net sales of approximately $1.7 million related to restaurants closed during and subsequent to the three-month period ended June 29, 2015, and a net increase in sales of approximately $0.7 million from 17 new or acquired  restaurants.

•
System-wide comparable restaurant net sales for the 2016 second quarter, as measured for restaurants in operation for more than 15 consecutive months as Company-owned or franchised restaurants, recorded an aggregate decrease of 4.5% when compared to the 2015 second quarter due to a decrease of 6.6% in Company-owned restaurants and an increase of 0.4% in franchised restaurants.

•	The Hearthstone restaurants recorded an aggregate increase in comparable restaurant net sales for the 2016 second quarter of 2.1% when compared to the 2015 second quarter.
•
Franchise fees and royalty revenues for the 2016 second quarter of $0.5 million increased $0.1 million, or 16.8%, when compared to the 2015 second quarter due to the opening of three Franchise locations, partially offset by the closure of one Franchise location.

2016 Second Quarter Costs and Expenses Highlights:

•
Cost of food and beverage. The cost of food and beverage as a percentage of restaurant net sales for the 2016 second quarter decreased by 1.1%, when compared to the 2015 second quarter.  This decrease was primarily the result of operational improvements and stability in the costs of certain contracted commodities.

•
Restaurant labor and related benefits. Restaurant labor and related benefits as a percentage of sales for the 2016 second quarter decreased by 0.9%, when compared to the 2015 second quarter.  This decrease was due to the concerted efforts on hourly scheduling and manager configurations as well as other productivity initiatives.

•
Occupancy and other restaurant operating expenses.  Occupancy and other restaurant operating expenses, as a percentage of sales, for the 2016 second quarter, decreased by 1.3% when compared to the 2015 second quarter.  This decrease was the result of newly acquired restaurants with higher sales volumes and lower fixed costs, as well as the closure of underperforming units with high occupancy costs.

•
General and administrative expenses. General and administrative expenses for the 2016 second quarter decreased by approximately $0.7 million, when compared to the 2015 second quarter as a result of a decrease in stock compensation expense and payroll savings associated with reduction of headcount in the corporate office.

“While we appreciate that we are operating in a challenging external environment, we are relentlessly focused on increasing guest satisfaction, driving trial and increasing guest frequency, and ultimately improving the disappointing sales in the quarter,”

“Restaurant cash flow margin of 4.9% for the quarter improved by 330 and 450 basis points versus the same quarter last year and quarter over quarter respectively, demonstrating steady margin improvements since the third quarter last year. As a result, we closed this quarter with an ending cash balance of $3.1 million, a decrease of $0.1 million when compared to the ending cash balance of $3.2 million at the close of the first quarter 2016. While we believe restaurant sales will improve in the third quarter as a result of existing and new operational and marketing initiatives, we do not expect to reach the range required to turn cash flow positive in the third quarter. As a result, we are focused on increasing the depth and scale of our sales-building efforts, implementing further cost reduction initiatives, continue exploring the sale of assets, and pursue initiatives to strengthen the balance sheet,” stated RJ Dourney, President & CEO.

“Now, specific to sales, while I appreciate that we are operating in a challenging external environment, we are relentlessly focused on increasing guest satisfaction, driving trial and increasing guest frequency, and ultimately improving the disappointing sales in the quarter,” Dourney went on to say.

2016 Second Quarter Restaurant Counts:

•
As of June 27, 2016, there were 74 Company-owned and 30 franchise-owned restaurants operating in 15 states, the District of Columbia, the United Arab Emirates, and Costa Rica. During the three-month period ended June 27, 2016, we closed two Company-owned restaurants in Birmingham, MI and Owings Mills, MD. The change in restaurant counts is described below:

	For the Three-Month Period Ended
	June 27, 2016			June 29, 2015
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total
Restaurants at beginning of period	76	31	107	63	49	112
Franchise-owned converted to Company-owned	-	-	-	16	16	-
New restaurants opened	-	-	-	-	1	1
Restaurants permanently closed	2	1	3	1	2	3
Restaurants at end of period	74	30	104	78	32	110

Unaudited 2016 Second Quarter Financial Statements

Cosi, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share amounts)

	June 27, 2016	December 28, 2015

Assets
Current assets:
Cash and cash equivalents	$3,095	$5,152
Credit card receivables	725	343
Accounts receivable, net of allowances of $200 and $223, respectively	978	899
Inventories	864	1,051
Prepaid expenses and other current assets	1,248	1,335
Total current assets	6,910	8,780

Furniture and fixtures, equipment and leasehold improvements, net	9,455	11,892
Notes receivable, net of allowances of $1,001, respectively	-	-
Intangible assets, net	2,147	2,642
Goodwill	11,632	11,632
Restricted cash	-	5,002
Other assets	1,099	1,313
Total assets	$31,243	$41,261

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,629	$1,564
Accrued expenses	6,195	6,920
Current portion of other long-term liabilities	178	105
Current portion of long-term debt	7,070	473
Total current liabilities	16,072	9,062

Deferred franchise revenue	1,735	1,726
Other long-term liabilities, net of current portion	1,595	1,625
Long-term debt, net	-	10,669
Deferred income tax	428	327
Total liabilities	19,830	23,409

Commitments and Contingencies

Stockholders' equity:
Common stock - $.01 par value; 100,000,000 shares authorized,
48,193,265 and 47,972,150 shares issued, respectively	482	479
Additional paid-in capital	344,516	344,296
Treasury stock, 59,886 shares at cost	(1,198)	(1,198)
Accumulated deficit	(332,387)	(325,725)
Total stockholders' equity	11,413	17,852
Total liabilities and stockholders' equity	$31,243	$41,261

Cosi, Inc.
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 27, 2016	June 29, 2015	June 27, 2016	June 29, 2015

Revenues:
Restaurant net sales	$22,326	$24,027	$43,547	$41,234
Franchise fees and royalties	493	422	952	1,123
Total revenues	22,819	24,449	44,499	42,357

Costs and expenses:
Cost of food and beverage	5,797	6,514	11,452	11,358
Restaurant labor and related benefits	7,780	8,588	15,784	15,684
Occupancy and other restaurant operating expenses	7,644	8,532	15,131	15,169
	21,221	23,634	42,367	42,211

General and administrative expenses	2,502	3,181	4,792	5,797
Depreciation and amortization	778	846	1,762	1,426
Provision for losses on asset impairments
and disposals	1,169	-	1,212	-
Closed store costs expense	25	52	128	13
Lease termination costs	44	142	225	193
Loss on sale of assets	-	-	197	18
Total costs and expenses	25,739	27,855	50,683	49,658
Operating loss	(2,920)	(3,406)	(6,184)	(7,301)
Other income (expense):
Interest expense	(169)	(313)	(337)	(569)
Debt issuance and debt discount amortization	(165)	(165)	(330)	(330)
Other income	151	10	290	12
Total other income (expense)	(183)	(468)	(377)	(887)
Net loss before income taxes	(3,103)	(3,874)	(6,561)	(8,188)
Provision for income tax expense	(16)	-	(101)
Net loss	$(3,119)	$(3,874)	$(6,662)	$(8,188)
Per Share Data:
Loss per share, basic and diluted	$0.07	$0.08	$0.14	$0.20

Weighted average common shares outstanding,
basic and diluted	46,866,339	45,726,432	46,789,834	41,522,803

Cosi, Inc.
Consolidated Statement of Stockholders' Equity
(dollars in thousands, except share data)

	Common Stock			Treasury Stock

			Additional	Shares of	Amount
	Number of		Paid In	Treasury	Treasury	Accumulated
	Shares	Amount	Capital	Stock	Stock	Deficit	Total
Balance, December 28, 2015	47,972,150	$479	$344,296	59,886	$(1,198)	$(325,725)	$17,852

Issuance of restricted stock,
net of forfeitures	413,054	4	(4)	-	-	-	-
Forfeiture of common stock
in connection with the Holdback Settlement	(191,939)	(1)	(123)	-	-	-	(124)
Stock-based compensation	-	-	347	-	-	-	347
Net loss	-	-	-	-	-	(6,662)	(6,662)

Balance, June 27, 2016	48,193,265	$482	$344,516	59,886	$(1,198)	$(332,387)	$11,413

Cosi, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	June 27, 2016	June 29, 2015

Cash flows from operating activities:
Net loss	$(6,662)	$(8,188)
Adjustments to reconcile net loss to net cash used in
operating activities
Depreciation and amortization	1,762	1,426
Amortization of debt issuance and debt discount costs	330	330
Loss on sale of assets	197	18
Deferred income tax	101	-
Non-cash portion of asset impairments and disposals	1,212	-
Provision for bad debts	198	83
Provision for notes receivable	-	225
Provision for lease termination reserve	225	217
Non-cash gain on settlement of Holdback Agreement	(124)	-
Stock-based compensation expense	347	843
Interest expense paid in kind	-	315
Changes in operating assets and liabilities, net of effect of acquisitions
Credit card receivables	(382)	(285)
Accounts receivable	(277)	21
Inventories	187	-
Prepaid expenses and other current assets	87	(455)
Other assets	147	41
Accounts payable and accrued expenses	340	(3,248)
Deferred franchise revenue	9	(10)
Other liabilities	(187)	-
Net cash used in operating activities	(2,490)	(8,667)

Cash flows from investing activities:
Capital expenditures	(487)	(2,103)
Proceeds from sale of assets	251	-
Net cash used in investing activities	(236)	(2,103)

Cash flows from financing activities:
Principal payments on long-term debt	(4,333)	(6,612)
Net proceeds from private placement	-	15,263
Return of excess restricted cash held in escrow account	5,002	(5,000)
Net cash provided by financing activities	669	3,651

Net decrease in cash and cash equivalents	(2,057)	(7,119)
Cash and cash equivalents, beginning of year	5,152	21,053
Cash and cash equivalents, end of period	$3,095	$13,934

Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$339	$43
Corporate franchise and income taxes	$72	$356
Non-cash financing activities
Issuance of common stock for acquisition	$-	$4,666

About Così, Inc.
Così (http://www.getcosi.com) is an international fast casual restaurant company.  At the heart of every Cosi® restaurant is an open-flame stone-hearth oven where the Così® signature flatbread is made from scratch throughout the day.  The flatbread is made from a generations-old recipe and is part of many Così® favorites. Così® was founded on the idea that good-for-you food should be delicious.  Menu items are made using fresh ingredients and distinctive sauces and spreads to create edgy flavors.  The menu features made-to-order sandwiches, hand-tossed salads, bowls, breakfast wraps, melts, all natural soups, signature Squagels®, artisan flatbread pizzas, S`mores, snacks and desserts.  Guests can also enjoy handcrafted beverages and a variety of coffee-based and specialty beverages.

Così® employees create a welcoming environment where guests are invited to relax and enjoy great food.  In many cases, Così® is the cornerstone of the communities that they are in and take pride in supporting community organizations and local charities. There are currently 74 Company-owned and 30 franchise restaurants operating in fifteen states, the District of Columbia, Costa Rica and the United Arab Emirates.

"Così," "(Sun & Moon Design)" and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2015 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the results being reported in this release are unaudited and subject to change; the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, "mad cow disease" and avian influenza or "bird flu"; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees' ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

Miguel Rossy-Donovan
Chief Financial Officer
(857) 415-5020